Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Infinera Corporation (the “Company”) and Ron Martin, an individual residing at 2560 Westview Court, Prosper, TX USA (“Employee”) with respect to the following facts:

A. Employee is currently employed by the Company.

B. Employee’s will resign from the Company effective January 31, 2013 (the “Separation Date”). The Company wishes to reach an amicable separation with Employee and assist Employee’s transition to retirement.

C. As a Named Executive Officer of the Company, Employee is entitled to certain severance benefits as set forth in the Company’s Executive Severance Policy (the “Executive Severance Policy”) in exchange for Employee’s execution of a standard form release.

D. The parties agree that this Agreement satisfies the obligations set forth in the Executive Severance Policy.

E. The parties further desire to settle all claims and issues that have or could have been raised by Employee in relation to Employee’s employment with the Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and the Company to date, including, but not limited to, Employee’s employment with the Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements set forth below, it is agreed by and between the undersigned as follows:

1. Severance Package. The Company agrees to provide Employee with the following payments and benefits (“Severance Package”) to which Employee is not otherwise entitled. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Agreement.

1.1 Severance Payment. The Company agrees to provide Employee with a severance payment of $350,000 less all appropriate tax withholding (“Severance Payment”). The Severance Payment will be made in a lump sum payment within five (5) business days of the Separation Date as described below in paragraph 10.

1.2 Additional Severance Benefits. The Company agrees to pay the premiums required to continue Employee’s group health care coverage through January 31, 2015, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.

1.3 Acceleration of RSU Vesting. The Company agrees to accelerate the vesting of 33,251 shares of Restricted Stock Units that Employee has scheduled to vest in February 2013 (from grants 00010239, 00009433 and 0006088). The acceleration of vesting will occur on the Separation Date.

1.4 Acceleration of PSU Vesting. The Company agrees to accelerate the vesting of 11,500 Performance Stock Units that Employee has that are tied to the achievement of $100 million in recognized revenue from the sale of the Company’s DTN-X product (grant 00010302). The acceleration of vesting will occur on the Separation Date.

1.5 Outplacement Assistance. In addition, the Company will provide to Employee a lump-sum payment of $1,500 to be used toward career outplacement or retirement planning services through the agency or service of employee’s choice (the “Outplacement Benefit”). The Outplacement Benefit shall be considered wages, and as such will be subject to appropriate tax withholding.

1.6 Accrued Time Off. As part of the last pay to the Employee the Company also shall pay Employee a lump sum (less all applicable tax withholding) for all accrued time off due to Employee through the Separation Date.

2. General Release. Employee unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with the Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the Texas Labor Code, Title VII of the Civil Rights Act of 1964 and the Texas Commission Human Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, all as amended, and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.

3. California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under section 1542 of the California Civil Code, or any similar statute or regulation in any jurisdiction to which this Agreement may be subject, are expressly waived. In California, that section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court or with any governmental agency.

5. Wages and Benefits. Employee acknowledges that Employee has been paid all compensation, benefits, vacation and other amounts owed Employee for all time worked through the Separation Date. Unless Employee signs, and does not revoke, this Agreement, coverage under the Company’s group medical plan will be effective through January 31, 2013. Any funds Employee has in the Company’s 401(k) plan shall be handled in accordance with the terms and conditions of that plan. All other compensation and benefits shall cease on the Separation Date. Other than the foregoing and the amounts set forth in paragraph 1, the Company shall owe Employee no further compensation and/or benefits.

6. Nondisparagement. Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company or any of the other Released Parties.

7. Confidentiality and Return of the Company Property. Employee understands and agrees that as a condition of receiving the Severance Payment in paragraph 1, all Company property must be returned to the Company on or before the Separation Date. By signing this Agreement, Employee represents and warrants that Employee will have returned to the Company on or before the Separation Date all the Company property, data and information belonging to the Company and agrees that Employee will not use or disclose to others any confidential or proprietary information of the Company or the Released Parties. Employee further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of the Company’s Confidential Information and Invention Assignment Agreement. In addition, Employee agrees to keep the terms of this Agreement confidential between Employee and the Company, except that Employee may tell Employee’s immediate family and attorney or accountant, if any, or pursuant to legal process, as needed, but in no event should Employee discuss this Agreement or its terms with any current or prospective employee of the Company.

8. Non-Solicitation. For a period of one (1) year following the Separation Date, Employee agrees not to, directly or indirectly, separately or in association with others, solicit or otherwise interfere with, impair, disrupt or damage the Company’s relationship with any of its employees, clients, or potential clients, customers or potential customers.

9. No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

10. Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee, by this Agreement, is advised to consult with an attorney before executing this Agreement.

10.1 Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

10.2 Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by Stacey Salazar, V.P. Human Resources by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package shall become due and payable in accordance with paragraph 1, provided this Agreement has not been revoked.

10.3 Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

11. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

12. Attorneys’ Fees: If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

13. Ownership Interest. Employee warrants and represents that Employee is the sole and lawful owner of all right, title and interest in and to all of the respective released matters and that Employee has not voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any other person or entity any released matter or any part or portion thereof.

14. Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

15. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Texas.

16. Entire Agreement; Modification. This Agreement, including the surviving provisions of the Company’s Confidential Information and Invention Assignment Agreement previously executed by Employee and the Company herein incorporated by reference, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. THE PARTIES HAVE VOLUNTARILY EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: January 15, 2013	By:	/s/ Ron Martin
Ron Martin

INFINERA CORPORATION

Dated: January 15, 2013	By:	/s/ Michael O. McCarthy III
Michael O. McCarthy III
Chief Legal & Administrative Officer

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